UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2010 (October 8, 2010)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into Material Definitive Agreement

On October 8, 2010, Behringer Harvard Opportunity REIT II, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through BH-AW Florida MOB Venture, LLC (the “MOB JV”), a limited liability company in which we are currently the sole member and managing member, entered into an assignment and assumption of a purchase agreement with Applefield Waxman Capital, Inc., (“AW”) related to the acquisition of the portfolio described below under Item 2.01.  Additional information required by Item 1.01 is included in Item 2.01 below and is incorporated by reference herein.

The MOB JV was formed between us and two wholly owned subsidiaries of AW (the “AW Entities”) in August 2010 for the purpose of acquiring the investment described below.  Prior to closing the transaction, however, the AW Entities withdrew from the MOB JV pursuant to the terms of the limited liability company agreement and assigned the purchase and sale agreement for the portfolio described below to the MOB JV.  The AW Entities may later be readmitted to the MOB JV provided certain readmission conditions are met, including a contribution of a ninth medical office building  and payment of a cash capital contribution.  If the AW Entities are readmitted to the MOB JV, we expect they will own an aggregate interest in the MOB JV of approximately 10%.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

On October 8, 2010, we, through the MOB JV, acquired 100% ownership of a portfolio of eight medical office buildings located in South Florida, the rights to the ground lease related to the portfolio of buildings, and fee simple title to certain excess land related to the portfolio of buildings (the “MOB Portfolio”) from Tenet Healthcare Corporation (the “Seller”), an unaffiliated third party.  Fee simple title to the land upon which the MOB Portfolio buildings are located was retained by the Seller.  The ground lease expires in October 2060 with an option to extend for an additional 25 years upon meeting certain conditions as set forth in the ground lease.  The purchase price for the MOB Portfolio, excluding closing costs, was $46.6 million, which we funded with proceeds from our ongoing initial public offering of common stock.

The MOB Portfolio contains an aggregate of approximately 618,000 rentable square feet plus an additional 7.8 acres related to the land in which we acquired a fee simple interest.  As of September 30, 2010, the MOB Portfolio was approximately 77% leased to 215 tenants and the aggregate annualized base rent, calculated annualizing the current, in-place monthly base rent for the leases, was approximately $9.6 million.  The weighted-average remaining lease term for the tenants was approximately 2.8 years.   The MOB Portfolio consists of the following:

•                  Hialeah Medical Plaza, located in Hialeah, Florida, was completed in 1982, contains approximately 73,000 rentable square feet and is approximately 76% leased;

•                  Palmetto Medical Center, located in Hialeah, Florida, was completed in 1980, contains approximately 133,000 rentable square feet and is approximately 82% leased;

•                  North Shore Medical Arts Building, located in Miami, Florida, was completed in 1980, contains approximately 57,000 rentable square feet and is approximately 87% leased;

•                  Victor Farris Building, located in West Palm Beach, Florida, was completed in 1988, contains approximately 148,000 rentable square feet and is approximately 83% leased;

•                  Florida Medical Center — Central, located in Fort Lauderdale, Florida, was completed in 1978, contains approximately 27,000 rentable square feet and is approximately 79% leased;

•                  Florida Medical Center — East, located in Fort Lauderdale, Florida, was completed in 1974, contains approximately 28,000 rentable square feet and is approximately 58% leased;

•                  Florida Medical Center — North, located in Fort Lauderdale, Florida, was completed in 1973, contains approximately 27,000 rentable square feet and is approximately 57% leased;

•                  Florida Medical Center — Mall, located in Fort Lauderdale, Florida, was completed in 1973, contains approximately 125,000 rentable square feet and is approximately 70% leased; and

•                  Florida Medical Center — Raw Land, located in Fort Lauderdale, Florida adjacent to the Florida Medical Center — Central building, consists of 7.8 acres of undeveloped land.

We believe that the MOB Portfolio is suitable for its intended purpose and adequately covered by insurance. We intend to make approximately $5.3 million of renovations and improvements to the MOB Portfolio. We expect to fund these renovations and improvements with proceeds from our ongoing initial public offering of common stock.  The MOB Portfolio is located in a submarket where there are a number of comparable properties that might compete with it.

Item 9.01              Financial Statements and Exhibits.

(a)   Financial Statements of Businesses Acquired.

Because it is impracticable to provide the required financial statements for the acquired portfolio of real properties described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, we hereby confirm that the required financial statements will be filed on or before December 27, 2010, by amendment to this Form 8-K, which date is within the period allowed to file such an amendment.

(b)   Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: October 15, 2010	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer